EXHIBIT 10.1

OVERRIDE AGREEMENT

THIS OVERRIDE AGREEMENT, dated as of March 17, 2008 (this “Agreement”), is made by and among Thornburg Mortgage Inc. (“TMI”), Thornburg Mortgage Hedging Strategies, Inc. (“TMHS” and, together with TMI, “TMA”) and each entity designated on the signature pages hereto as a “Counterparty” (each a “Counterparty” and, collectively, the “Counterparties”).

RECITALS:

WHEREAS, the Counterparties and TMA are parties to those Master Repurchase Agreements, Global Master Securities Lending Agreements and/or auction rate swap and other specified transactions under ISDA Master Agreements (“Auction Swaps” and “Other Specified Transactions”, as identified on Schedule I) set forth with respect to each Counterparty on Schedule I (including in each case each of the related agreements and corresponding confirmations thereunder, each a “Financing Agreement” and, collectively, the “Financing Agreements”); and, for avoidance of doubt, the Financing Agreements do not include any agreements or transactions not listed on Schedule I (even though such transactions may be governed by master agreements identified on Schedule I); and

WHEREAS, the Counterparties and TMA have agreed (a) that certain of the existing terms of each of the Financing Agreements be overridden for a specified period, and (b) to certain other matters, in each case subject to and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Counterparty, severally and not jointly, and TMA hereby agree as follows:

SECTION 1. This Agreement shall have a term and shall be terminable as follows:

(a) Override Period. This Agreement shall be effective for a period of 364 days from the date hereof (the period prior to termination of this Agreement being referred to herein as the “Override Period”) unless earlier rescinded, replaced or modified by all parties hereto in writing or terminated by TMA or the Counterparties in accordance with Section 1(b) or 1(c).

(b) Termination by TMA. TMA may terminate this Agreement; provided that termination by TMA must be with respect to all Counterparties at the same time and provided further that TMA may terminate this Agreement in accordance with this Section 1(b) only if all Counterparties have consented to such termination or each Counterparty has confirmed in writing (which confirmation will not be unreasonably withheld or delayed) that all of the Payment Obligations owed to it under all of its Financing Agreements have been fully satisfied and the related transactions have terminated (the “Compliance Requirements”).

(c) Termination by Counterparties. Upon written notice to TMA and the other Counterparties, any Counterparty may terminate this Agreement with respect to itself in any of the following circumstances (an “Override Termination Event”):

(i) TMA fails to pay an amount that it has agreed to pay under Section 2(f), 2(g), 3(b), 3(n) or 3(o);

(ii) TMA fails to effect the Capital Raise as provided in Section 3(a);

(iii) TMA fails to maintain the Liquidity Fund as provided in Section 3(c) for three consecutive months, or the balance of the Liquidity Fund shall at any time be less than 50% of the Liquidity Maintenance Amount required pursuant to Section 3(c);

(iv) TMA voluntarily becomes a debtor in a proceeding under the Bankruptcy Code;

(v) TMA involuntarily becomes a debtor in a proceeding under the Bankruptcy Code and the proceeding is not dismissed within 15 business days;

(vi) TMA breaches any of its covenants in Sections 2(i), 3(c) (solely with respect to the Permitted Investments), 3(d), 3(e), 3(f), 3(g), 3(i), 3(j) and 3(k), and any such breach is not cured within ten business days after receipt by TMA of written notice thereof from any Counterparty; or

(vii) there is a Change in Control (as defined below in Section 17).

(d) In the event of expiration of this Agreement pursuant to Section 1(a) or termination of this Agreement pursuant to Section 1(b), such expiration or termination shall become effective simultaneously with respect to all parties hereto, and in the event of termination of this Agreement pursuant to Section 1(c), such termination shall become effective with respect to such Counterparty only and not with respect to any other Counterparties, in each case, as of 5:00 P.M. (New York City time) on the effective date thereof, whereupon none of the provisions of this Agreement (and any agreement giving effect to the provisions hereof) shall have any further force or effect, and the Financing Agreements shall operate as if TMA and the Counterparties had not executed this Agreement, except that (i) in the event of expiration pursuant to Section 1(a) if the Compliance Requirements are satisfied or termination pursuant to Section 1(b), Sections 3(g), 14 and 15 (and any agreement giving effect to the provisions thereof) shall survive such expiration or termination and (ii) in the event of expiration pursuant to Section 1(a) if the Compliance Requirements are not satisfied or any termination pursuant to Section 1(c), Sections 3(c), 3(d), 3(e), 3(g), 14 and 15 (and any agreement giving effect to the provisions thereof) shall survive such expiration or (with respect to such Counterparty) such termination.

SECTION 2. Certain Terms Overridden During Override Period. Solely during the Override Period, the existing terms of each of the Financing Agreements shall be overridden, suspended and superseded to the extent set forth below:

(a) Extension of Maturity. The “Repurchase Date”, “Cash Settlement Date”, “Physical Settlement Date”, “Maturity Date”, “Early Termination Date” (or any specified date of like meaning) of such Financing Agreement shall be deemed to be March 16, 2009.

(b) Margin Call Standstill for Collateral. Except as contemplated in Section 2(c), each Counterparty agrees that it will not invoke a margin maintenance requirement, credit support requirement or capital call (or any process of like import, including calls with respect to reference collateral under Auction Swaps, a “Margin Call”) or otherwise exercise remedies under applicable non-bankruptcy law during the Override Period with respect to any “Purchased Securities” or “Collateral” (or any term of like meaning, including margin collateral with respect to Auction Swaps) that is rated the equivalent of Standard & Poors “AAA”, “AA”, “A”, “BBB”, “BB”, or “B” or is unrated as of the date hereof or is a mortgage-backed security subject to a Financing Agreement (collectively and as to each Financing Agreement individually, the “Collateral”).

(c) Haircuts. Haircuts on Collateral shall equal the levels for specified types of Collateral set forth on Schedule II. If any security is downgraded, the applicable haircut after the date of the downgrade for that security will be reset at the appropriate level specified in Schedule II.

(d) Spread. With respect to the AAA and AA-rated Collateral (“Senior Collateral”), the interest rate for the Financing Agreements shall be reset monthly and shall not exceed one-month LIBOR plus a spread equal to 35 basis points. With respect to any Collateral other than Senior Collateral (“Junior Collateral”), the interest rate spreads over LIBOR for the Financing Agreements shall not be affected by this Agreement.

(e) Pricing Mechanics. To determine the market value for purposes of this Agreement of any item of Collateral which is downgraded after the execution date of this Agreement, the applicable Counterparty shall obtain market value quotes from the other Counterparties that are parties to Financing Agreements backed by Collateral of the same type. If after having actually consulted such broker-dealers four quotes are obtained, the applicable Counterparty shall average the four quotes. If more than four such quotes are available, the applicable Counterparty shall discard the highest and lowest quotes and then average the remaining market value quotes. If fewer than four such quotes are available, the applicable Counterparty shall provide its own quote in lieu of the missing quotes based on its own good faith determination and then average the quotes obtained and its own quote.

(f) Collection and Application of Collateral Payments. The Counterparties shall collect all principal and interest payments with respect to Collateral. Each Counterparty shall apply 100% of any payments of principal (including prepayments) received by such Counterparty from Collateral and 20% of any payments of interest received by such Counterparty with respect to Collateral against the “Repurchase Price” or other applicable outstanding payment, margin, and mark-to-market deficiencies and other payment obligations under the corresponding Financing Agreements (collectively the “Payment Obligations”). So long as no Override Termination Event has occurred and is continuing, each Counterparty shall remit to TMA on the business day following the receipt of such amount all payments with respect to Collateral received by such Counterparty that it did not apply to the Payment Obligations as provided in the preceding sentence.

(g) Increase in Application of Collateral Payments. If the outstanding balances of the Payment Obligations owed to any Counterparty on a date set forth on Schedule III are greater than the amount set forth for that date on Schedule III with respect to such Counterparty and continue to exceed that amount for the following thirty days, then the portion of interest payments to be applied pursuant to Section 2(f) by such Counterparty shall be increased from 20% to 30% beginning on the thirty-first day and continuing for so long as the outstanding balances of the Payment Obligations owed to such Counterparty on any day exceed the amounts set forth on Schedule III with respect to such Counterparty for the thirty days prior to that day.

(h) Increase in Value of Collateral. The Counterparties shall not be obligated during the Override Period to return to TMA any Collateral (or any portion of Collateral) if the value of Collateral increases, even if the Counterparties would have been required to return to TMA such Collateral (or any portion of such Collateral) pursuant to the Financing Agreements.

(i) Incentive Management Fee. Any incentive management fee (but not base fee) payable by TMA to its external manager, Thornburg Mortgage Advisory Corporation (the “Manager”) during the Override Period, shall be accrued, but not paid to the Manager. An amount equal to such accrued, but not paid, incentive management fee (the “Accrued Incentive Fee”) shall instead be paid to the Counterparties pro rata for application to the Payment Obligations on the date that such incentive management fee otherwise would have been paid to the Manager and shall be applied to reduce the Payment Obligations. The Manager agrees (i) to subordinate its right to payment of any Accrued Incentive Fee to any deficiency suffered by the Counterparties under the Financing Agreements, and (ii) to enter into any agreement reasonably requested by the Counterparties to confirm such subordination. Additionally, no cash payments by TMA shall be made on account of any long-term incentive awards during the Override Period.

SECTION 3. Agreements of TMA. TMA agrees:

(a) on or before the third business day following the execution date of this Agreement, to obtain commitments to raise at least $1 billion of new capital (the “Capital Raise”), and on or before the seventh business day following the execution date of this Agreement, to receive net proceeds of at least $948 million of the Capital Raise;

(b) promptly upon (and in any event no later than the next business day after) receipt of the net proceeds of the Capital Raise, to pay (i) all unmet margin calls on the Collateral that were outstanding as of March 5, 2008, after giving effect to the haircuts specified pursuant to Section 2(d), in the amounts specified in Schedule II and (ii) $470 million less the amount paid pursuant to clause (i) of this subsection to the Counterparties on account of the Payment Obligations, pro rata;

(c) to establish and maintain a securities account (the “Liquidity Fund”) with the market value of $350 million. The portion of the Liquidity Fund equal to 5% of the principal balance of TMA’s obligations under the Financing Agreements that are Master Repurchase Agreements outstanding from time to time (the “Liquidity Maintenance Amount”) shall be funded by one or more of the following (the “Permitted Investments”): (A) cash, treasuries or agency pass-through securities and (B) up to $200 million in market value of AAA, mezzanine or below-rated mortgage securities issued in connection with TMA’s securitizations effected after the date hereof and backed by mortgage loans originated by TMA or its affiliates; provided that in no event shall the market value of such securities that are rated below investment grade exceed one-third of the Liquidity Maintenance Amount. Any determination of the amount in the Liquidity Fund using market value quotes from the Counterparties averaged in a manner substantially similar to that described in Section 2(e) shall be conclusive and binding on TMA and the Counterparties. Such determinations shall be made at least once a month on a date agreed by the Counterparties and TMA, and may be made on any other day in the sole discretion of the Counterparties. Notwithstanding the foregoing, if any Collateral that is a mortgaged-backed security is downgraded and its price and haircut are adjusted, TMA may use any cash or securities in the Liquidity Fund to satisfy TMA’s Payment Obligations arising as a result of such adjustments (other than its Payment Obligations under the Auction Swaps), and such cash and securities used by TMA shall be deemed to remain in the Liquidity Fund for the purpose of satisfying the Liquidity Maintenance Amount;

(d) within ten business days of execution of this Agreement, to (i) grant to the Counterparties a pro rata first priority security interest in TMA’s mortgage servicing rights, and the Liquidity Fund pursuant to documentation in form and substance reasonably satisfactory to the Counterparties, which security interest the Counterparties may perfect; provided that the Counterparties shall not exercise remedies with respect to such security interest prior to an occurrence of an Override Termination Event and provided that TMA may invest the amounts in the Liquidity Fund in Permitted Investments that were not included in the Liquidity Fund on the date hereof so long as such investments remain subject to the security interest, and (ii) grant to the Counterparties a first priority security interest in Collateral pursuant to documentation in form and substance reasonably satisfactory to the Counterparties, which security interest the Counterparties may perfect, whereby (A) any Collateral held by any Counterparty shall secure all obligations of TMA and its affiliates to such Counterparty or its affiliates under the Financing Agreements or otherwise and (B) any excess Collateral held by any Counterparty and remaining after application of such Collateral to satisfy TMA’s final obligations to such Counterparty or its affiliates shall secure all obligations of TMA and its affiliates to the other Counterparties and their respective affiliates under the Financing Agreements or otherwise (but shall be allocated to the other Counterparties, pro rata);

(e) in the event that TMA sells its mortgage servicing rights, it will pay the net proceeds to the Counterparties pro rata to reduce the outstanding Payment

Obligations. Any sale of mortgage servicing rights during the Override Period by TMA shall be effected in cash at a price, confirmed by an independent third-party valuation reasonably acceptable to TMA and the Counterparties that would have been obtained in an at-arms-length transaction. TMA shall not change during the Override Period the sub-servicer servicing the mortgage loans subject to the mortgage servicing rights without the prior written consent of the Counterparties, which consent shall not be unreasonably withheld or delayed;

(f) to suspend TMI’s common dividend for the Override Period, provided that TMI may declare in December 2008, for payment in January of the following calendar year, a dividend of up to 87% of TMI’s taxable income for the calendar year 2008 and to suspend its preferred dividend if the amounts in the Liquidity Fund fall below the Liquidity Maintenance Amount for three consecutive months;

(g) promptly upon receipt of any required legal and regulatory approvals, including any approval from the New York Stock Exchange, and completion of the Capital Raise, to issue to the Counterparties 46,960,000 million of “penny” warrants for TMI common stock (with amounts to be issued to each Counterparty as set forth on Schedule IV). Each such warrant will be exercisable for a period of 5 years at an exercise price of $0.01 per share;

(h) during the period extending through the date of the first anniversary of the execution date of this Agreement (and whether or not this Agreement has been terminated), to offer each Counterparty the opportunity to act with respect to TMA’s securitizations, (i) on a rotating basis among all Counterparties, as sole lead manager and (ii) as co-lead manager on each securitization in which such Counterparty is not acting as sole lead manager;

(i) during the Override Period, not to enter into any new transactions under existing, or into any new, Master Repurchase Agreements, securities lending agreements or ISDA Master Agreements or to deliver any additional collateral thereunder other than as provided herein. This provision does not prevent (i) the maintenance, renewal, or refinancing of the Financing Agreements, and (ii) the maintenance, renewal, or refinancing of the warehouse lending agreements to which TMA is a party (with existing lenders (including Counterparties) or with new lenders) in an aggregate amount not to exceed $700 million outstanding at any one time. This provision also does not apply to interest rate cap, corridor and swap agreements;

(j) to provide to the Counterparties (i) no later than the 15th day of each month, a monthly report setting forth in reasonable detail its compliance with Sections 2(f), 3(c), and 3(i) for the prior month and (ii) prompt notice of the occurrence of an Override Termination Event;

(k) [Reserved];

(l) within 60 days of execution of this Agreement, to terminate in an orderly manner its Master Repurchase Agreements with Merrill Lynch;

(m) to pay in connection with the Capital Raise at least 20% of the placement agent fee or underwriter fee of Friedman Billings Ramsey in the securities of TMI issued in connection with the Capital Raise on such terms and during such timeframe as TMA and Friedman Billings Ramsey may mutually agree if Friedman Billings Ramsey is the sole placement agent or underwriter;

(n) within 8 business days of execution of this Agreement, to pay $50 million in the aggregate to Royal Bank of Scotland plc and Greenwich Capital Markets Inc. and $10 million in the aggregate to Credit Suisse International in respect of their exposure under the Auction Swaps; and

(o) within 8 business days of execution of this Agreement, to reduce TMA’s Payment Obligations to Citigroup Global Markets Limited by at least $500 million, but in no event at a cost to TMA of more than $10 million during the Override Period.

SECTION 4. Representation of TMA. TMA represents that its total exposure under Financing Agreements to persons other than the Counterparties is as set forth on Schedule V and that it has no exposure under any repurchase agreements, securities lending agreements or Auction Swaps, except as set forth on Schedule V and except for the exposure to the Counterparties.

SECTION 5. Further Negotiations. Each of the Counterparties, severally, and TMA agree to pursue in good faith negotiations toward execution and delivery of mutually acceptable agreements as provided in Sections 2(i) and 3(d) (which agreements shall provide for the payment of reasonable fees to any entity acting as a collateral agent, securities intermediary or similar agent).

SECTION 6. Disclosure. Upon execution of this Agreement by the Counterparties, TMA may disclose the substance of this agreement by press release and via the filing of a current report on Form 8-K with the SEC.

SECTION 7. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors, assigns, and representatives, provided that (x) TMA may not assign or otherwise transfer any of its rights or obligations hereunder or under any Financing Agreement without the prior written consent of each affected Counterparty and (y) a Counterparty may not assign or otherwise transfer any of its rights or obligations hereunder or under any Financing Agreement except (i) to an Eligible Assignee, (ii) by way of participation, or (iii) by way of pledge or assignment of a security interest (provided that no such pledge or assignment shall release the Counterparty from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for the Counterparty as a party hereto or thereto (and any other attempted assignment or transfer by any party hereto shall be null and void). For purposes of this Section, “Eligible Assignee” means (a) an affiliate of the Counterparty; and (b) any other person (other than a natural person) approved by TMA (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Override Termination Event has occurred and is continuing.

SECTION 8. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of New York without regard to any principles of conflict of laws (other than New York General Obligations Law §5-1401). TMA and each Counterparty each hereby agrees that any LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT, OR ANY OF THE AGREEMENTS, DOCUMENTS OR INSTRUMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, and, by execution and delivery hereof, each of TMA and each Counterparty accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to any action or proceeding brought by TMA and/or each Counterparty.

TMA AND EACH COUNTERPARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF TMA OR ANY COUNTERPARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH COUNTERPARTY TO ENTER INTO THIS AGREEMENT.

SECTION 9. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the facility or enforceability of the other covenants, agreements, provisions or terms of this Agreement.

SECTION 10. Counterparts; Effectiveness. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as the originals, but each party nevertheless shall upon request of any other party deliver original signed counterparts of this Agreement to each other party (with the failure to so deliver not effecting the enforceability of this Agreement as to such non-delivering party). This Agreement shall be effective as to each party on the date of delivery of such party’s executed counterpart; provided that the term “execution date of this Agreement” shall refer to the date on which all parties have delivered counterparts, and any counterpart delivered prior to March 18, 2008 shall cease to be effective unless the execution date of this Agreement has occurred on or before March 18, 2008.

SECTION 11. Complete Agreement. This Agreement expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

SECTION 12. No Waiver. Except as expressly set forth in this Agreement, none of the Counterparties shall be deemed to have waived any right under any Financing Agreement or at law or at equity provided, by entering into this Agreement. Each Counterparty’s agreement to extend the Repurchase Date or make any other accommodation hereunder on one occasion shall in no event constitute its agreement to extend the Repurchase Date or make any other accommodation hereunder on any other occasion.

SECTION 13. Further Assurances. At any time and from time to time upon prior written request of Counterparty, at the sole expense of TMA, TMA will promptly and duly execute and deliver, or cause to be duly executed and delivered, such further instruments and documents and take, or cause to be taken, such further actions, as each Counterparty may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and the other Financing Agreements.

SECTION 14. Other Provisions Remain in Effect. Except as overridden, suspended or superseded hereby, the terms of each Financing Agreement, are and shall continue to be in full force and effect and are in all respects ratified and confirmed, and this Agreement is expressly made supplemental to and a part thereof. TMA hereby affirms and ratifies each obligation and other similar liability to the Counterparties to which it is a party as of the date hereof (including, without limitation, obligations and liabilities which do not arise under Financing Agreements) and, except as provided for in this Agreement during the Override Period, all such obligations and other liabilities shall continue in full force and effect unless and until released or discharged pursuant to this Agreement or otherwise. After the Override Period, the Counterparties shall be entitled to exercise all of their rights and remedies under the Financing Agreements as in effect without regard to this Agreement, and neither this Agreement nor any delay in the exercise of any right or remedy pursuant hereto shall constitute a waiver of any such right or remedy or provide any defense or estoppel in respect thereof, all such rights and remedies being expressly preserved hereby.

SECTION 15. Expenses. TMA agrees to pay or reimburse the Counterparties for all of their reasonable out-of-pocket costs and expenses in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and the agreements referred to herein, including, without limitation, the fees and expenses of Davis Polk & Wardwell, special counsel to the Counterparties.

SECTION 16. Intent. The parties recognize that each of the Financing Agreements that is a Master Repurchase Agreement is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, that each of the Financing Agreements that is an ISDA Master Agreement is a “swap agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, and that each of the Financing Agreements that is a Global Master Securities Lending Agreement is a “securities contract” as that term is defined in Section 741(7) of Title 11 of the United States Code, as amended.

SECTION 17. Certain Definitions.

(a) Pro rata: Unless expressly stated in this Agreement or unless the context requires otherwise, the term “pro rata” shall mean pro rata among the relevant Counterparties on the basis of the outstanding Payment Obligations of TMA to such Counterparties at the relevant time for the calculation.

(b) Change in Control: The term “Change in Control” means the occurrence of one or more of the following events:

(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of TMA to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii) any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of TMI;

(iii) approval by the holders of Capital Stock of TMI of any plan or proposal for the liquidation or dissolution of TMA; or

(iv) the replacement of a majority of the Board of Directors of TMI over a two-year period from the directors who constituted the Board of Directors of TMI at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of TMI then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

(c) Business Day. As used in this Agreement, “business day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the New York Stock Exchange or banking or savings and loan institutions are authorized or obligated by law or executive order to be closed in the State of New York or the State of New Mexico or any state in which the Interim Servicer operates.

SECTION 18. Amendments; Notices. Any amendment to, or waiver of, any term or condition of this Agreement shall require the consent of TMI, TMHS and each of the Counterparties. All notices and other communications provided for or permitted hereunder (including amendments, waivers and consents) shall be in writing (including facsimile transmission and electronic mail transmission) and shall be sent:

(a) If to TMA, to: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, fax: fax, email: email or at such other address as shall be designated by TMA in a notice to the Counterparties; each of TMI and TMHS agreeing that notice to any one of them shall constitute sufficient notice to both of them.

(b) If to any Counterparty, to it at such address as shall have been designated by it in a notice to TMA and the other Counterparties.

All such other notices and communications shall be deemed received on the date of receipt if received prior to 5 p.m. (local time in the location of the addressee) on a business day. Otherwise, all such notices and other communications shall be deemed received on the next succeeding business day.

SECTION 19. Reliance on Agreements of Counterparties. Each Counterparty (an “authorizing Counterparty”) acknowledges and agrees that in entering into this Agreement each other Counterparty is relying on the authorizing Counterparty’s covenants and agreements in this Agreement, and each authorizing Counterparty expressly authorizes each other Counterparty to do so.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

THORNBURG MORTGAGE INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	President and Chief Executive Officer

With respect to Section 2(i) (next-to-last sentence) only:

THORNBURG MORTGAGE ADVISORY CORPORATION

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:	Managing Director

THORNBURG MORTGAGE HEDGING STRATEGIES, INC.

By:	/s/ Larry A. Goldstone
Name:	Larry A. Goldstone
Title:

[TMA signature page]

GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Ronald A. Weibye
Name:	Ronald A. Weibye
Title:	Managing Director

ROYAL BANK OF SCOTLAND PLC acting through its agent GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Ronald A. Weibye
Name:	Ronald A. Weibye
Title:	Managing Director

GREENWICH CAPITAL DERIVATIVES INC. acting through its agent
GREENWICH CAPITAL MARKETS, INC.

By:	/s/ Ronald A. Weibye
Name:	Ronald A. Weibye
Title:	Managing Director

BEAR STEARNS INVESTMENT PRODUCTS INC.

By:	/s/ Paul M. Friedman
Name:	Paul M. Friedman
Title:	Authorised Signatory

CITIGROUP GLOBAL MARKETS LIMITED acting through its intermediating agent CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Sanjay Reddy
Name:	Sanjay V. Reddy
Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Suanne Dunne
Name:	Suanne Dunne
Title:	Director

UBS SECURITIES LLC

By:	/s/ Larry Cofsky
Name:	Larry Cofsky
Title:	Managing Director

By:	/s/ Joseph Ilardi
Name:	Joseph Ilardi
Title:	Director

CREDIT SUISSE INTERNATIONAL

By:	/s/ Suanne Dunne
Name:	Suanne Dunne
Title:	Authorized Signatory

By:	/s/ Barry Dixon
Name:	Barry Dixon
Title:	Authorized Signatory